Exhibit 10.35
AMKOR TECHNOLOGY, INC.
2021 EQUITY INCENTIVE PLAN
GLOBAL NON-EMPLOYEE DIRECTOR
TIME-VESTED RESTRICTED STOCK UNIT AWARD AGREEMENT
Unless otherwise defined herein, each term used in this Global Non-Employee Director Restricted Stock Unit Award Agreement, including the general terms and conditions for all non-U.S. Participants and the additional terms and conditions for certain countries, all as set forth in the appendix attached hereto (the “Appendix” and, together with the Global Non-Employee Director Restricted Stock Unit Award Agreement, the “Award Agreement”) and defined in the Amkor Technology, Inc. 2021 Equity Incentive Plan (the “Plan”) will have the same meaning as is given to such term in the Plan.

Participant Name:
You have been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number
Date of Grant
Number of Restricted Stock Units Granted

1.Grant. The Company hereby grants to the individual named above (“Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.Dividend Equivalents. On each date that a cash dividend is paid to holders of Shares from the Date of Grant through the date immediately prior to the date the Restricted Stock Units are settled, an amount (the “Dividend Equivalent Amount”) equal to the cash dividend that is paid on each Share, multiplied by the Number of Restricted Stock Units Granted, will be credited to Participant, and such credited amount will be converted into an additional number of Restricted Stock Units (“Dividend Equivalent Units”) determined by dividing the Dividend Equivalent Amount by the Fair Market Value of a Share on the date of the dividend payment. Dividend Equivalent Units will be subject to the same conditions as the underlying Restricted Stock Units with respect to which Dividend Equivalent Units were paid, including without limitation, the provisions governing time and form of settlement applicable to the underlying Restricted Stock Units. Unless expressly provided otherwise, as used elsewhere in this Agreement, references to Restricted Stock Units in this Agreement shall also include Dividend Equivalent Units that have been credited to Participant pursuant to this Section 2.

3.Vesting Schedule. 100% of the Shares subject to this Award shall become vested on the earlier of the first anniversary of the Date of Grant or the date of the first annual meeting of the stockholders of the Company immediately following the Date of Grant. 100% of the Shares subject to this Award also shall vest upon Participant’s death or cessation as a Director due to Disability. “Disability” for purposes of this Agreement shall mean the Director’s inability to perform in all material respects such Director’s duties and responsibilities to the Company by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Administrator may reasonably determine in its sole discretion. In the event of a Change in Control, the Award will be treated as the Administrator determines in accordance with the Plan, including, without limitation, assumption or grant of a substitute award by the successor or acquiring company. If the successor or acquiring company does not assume or provide a substitute for the Award, the Award will fully vest in connection with such Change in Control. Vesting on the dates set forth above, or upon death, Disability or Change in Control shall be subject in all cases to Participant continuing to be a Director on such dates.
4.Settlement. Subject to Section 7 hereof, and except as otherwise provided pursuant to an election made by Participant to defer the settlement of the Restricted Stock Units is deferred by Participant, promptly following the applicable vesting date (including any accelerated vesting date under Section 3), and in any event within thirty (30) days thereof, the Company shall, in the Administrator’s sole discretion, either (i) pay to Participant an amount in cash equal to the Fair Market Value of the Shares represented by the Restricted Stock Units that vested as of the most recent vesting date or (ii) (a) issue and deliver to Participant the number of Shares equal to the number of vested Restricted Stock Units and (b) enter Participant’s name on the books of the Company as the stockholder of record with respect to the Shares delivered to Participant.
5.Forfeiture upon Termination of Status as a Director. Notwithstanding any contrary provision of this Award Agreement, but subject to the vesting provisions set forth in this Award Agreement and Section 3 above, the balance of the Restricted Stock Units that have not vested at the time of Participant’s termination as a Director for any reason will be forfeited (with no consideration due to Participant) and Participant will have no further rights thereunder.
6.Death of Participant. Notwithstanding any provision of this Award Agreement to the contrary, any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate, Participant’s legal heirs or, provided such designation has been permitted by the Company and/or is valid under Applicable Laws, Participant’s designated beneficiary. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Responsibility for Taxes.
(a)Participant acknowledges and agrees that Participant will consult with his or her own personal tax advisor regarding any income tax, social insurance contributions, or other tax-related items legally applicable to Participant or deemed legally applicable to Participant (“Tax-Related Items”) that may arise in connection with the Restricted Stock Units and Participant’s participation in the Plan. Participant is relying solely on such advisor and is not relying in any part on any statement or representation of the Company or any of its agents in relation to the Restricted Stock Units and this Agreement. The Company shall not be responsible for payment of any Tax-Related Items, unless it is required to withhold Tax-Related Items under Applicable Law. Participant further acknowledges that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting, or settlement of the Restricted Stock Units, the issuance of Shares in settlement of the Restricted Stock Units, or the subsequent sale of Shares acquired at vesting or settlement and the receipt of any dividends or Dividend Equivalent Units; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.

(b)The Company may take such action as it deems appropriate to ensure that all Tax-Related Items, which are Participant’s sole and absolute responsibility, are withheld or collected from Participant, if and to the extent required by Applicable Law. If withholding of Tax-Related Items is required by Applicable Law, Participant authorizes the Company, or its agents, at their discretion, to satisfy any such withholding obligations by one or a combination of the following: (i) withholding from Participant’s cash fees or any other compensation payable to Participant by the Company; (ii) causing Participant to tender a cash payment (i.e., check or bank wire); (iii) withholding from proceeds of the sale of the Shares subject to the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); (iv) withholding Shares subject to the Restricted Stock Units; or (v) any method determined by the Administrator to be in compliance with Applicable Laws.
(c)The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the jurisdiction(s) in which the Tax-Related Items are due. In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, Participant may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authorities or to the Company. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have received the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Shares in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied Participant’s obligations in connection with the Tax-Related Items resulting from the Restricted Stock Units or the Shares subject to the Restricted Stock Units.
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until the Restricted Stock Units have vested and are settled by the issuance of Shares in accordance with Section 4, the Share issuance is recorded on the records of the Company or its transfer agents or registrars, and certificates representing such Shares have been issued (if the Shares are certificated or evidence of book entry if the Shares are not certificated) and delivered to Participant. After such vesting, settlement, issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares for which such conditions are met, including voting and receipt of dividends and distributions on such Shares.
9.Appendix. For Participants outside the United States, the Restricted Stock Units shall be subject to the general terms and conditions for all non-U.S. Participants and the additional terms and conditions for certain countries set forth in the Appendix attached hereto. Moreover, if Participant relocates from the U.S. to one of the countries included in the Appendix or if Participant relocates between countries included in the Appendix during the vesting period of the Restricted Stock Units, the general terms and conditions for all non-U.S. Participants and the additional terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges that he or she should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Restricted Stock Units.
11.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its General Counsel at Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, AZ 85284, or at such other address as the Company may hereafter designate in writing.
12.Waivers. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participants.

13.Grant is Not Transferable. Except to the limited extent provided in Section 6, the unvested Restricted Stock Units subject to this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Restricted Stock Units subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto (provided that neither the Restricted Stock Units nor this Award Agreement may be assigned by Participant).
15.Additional Conditions. The Company will not be required to issue any certificate or certificates (or evidence of book entry) for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any Applicable Laws or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other U.S. or non-U.S. governmental regulatory body, which the Administrator, in its absolute discretion, deems necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. or non-U.S. governmental agency, which the Administrator, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Date of Grant of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience. Participant understands that the Company is under no obligation to register or qualify the Shares subject to the Restricted Stock Units with any U.S. state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with Applicable Laws.
16.Administrator Authority. The Administrator has the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Award Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units or the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.Agreement Severable. In the event that any provision in this Award Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
20.Modifications to the Award Agreement. The Plan and this Award Agreement constitute the entire understanding of the parties on the subjects covered herein. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except as otherwise provided herein or in the Plan, modifications to this Award Agreement can be made only in an express written contract executed by Participant and a duly authorized officer of the Company.

21.Code Section 409A. The Award Agreement is intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event the Award Agreement is subject to Code Section 409A, the Company may, in its sole discretion and without Participant’s prior consent, amend the Plan and/or the Award Agreement, adopt policies and procedures, or take any other actions as deemed appropriate by the Company to (i) exempt the Plan and/or the Award Agreement from the application of Code Section 409A, (ii) preserve the intended tax treatment of the Award Agreement or (iii) comply with the requirements of Code Section 409A. Notwithstanding anything contained herein to the contrary, in no event shall the Company or any Subsidiary have any liability or obligation to any Participant or any other person in the event that the Plan or the Award Agreement is not exempt from, or compliant with, Code Section 409A.
Furthermore, notwithstanding anything in this Agreement to the contrary, any Restricted Stock Units that become vested under this Agreement as of the date or at a time that is by reference to Participant’s termination of service and that constitute an item of non-qualified deferred compensation subject to Code Section 409A shall not be settled unless Participant experiences a “separation from service” within the meaning of Code Section 409A (a “Separation from Service”); provided that if Participant is a “specified employee” within the meaning of Code Section 409A as of the date of the Separation from Service (as determined according to the methodology established by the Company as in effect on the date of Participant’s termination of service), the Restricted Stock Units shall instead be settled on the first business day that is after the earlier of (i) the date that is six months following the date of the Separation from Service or (ii) the date of Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto. Anything in the foregoing notwithstanding, the settlement provisions set forth in any election to defer the settlement of Restricted Stock Units shall supersede the provisions set forth in this paragraph.
22.Effect of Plan. By accepting the Restricted Stock Units, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understands the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
23.Governing Law; Venue. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Arizona and agree that such litigation will be conducted solely in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona in Maricopa County, Arizona, and no other courts.
24.Insider Trading Restrictions/Market Abuse Laws. By accepting the Restricted Stock Units, Participant acknowledges that he or she is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. Participant further acknowledges that, depending on Participant’s or his or her broker’s country or the country in which the Shares are listed, he or she may be subject to insider trading restrictions and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares, or rights linked to the value of Shares during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.
25.Agreement. Participant's acceptance of the Restricted Stock Units by signing below or by otherwise accepting the Restricted Stock Units following such procedures as established by the Company (including an online acceptance process) constitute Participant’s agreement to be bound by the terms and conditions of this Award Agreement and the Plan. The Company may refuse to allow Participant to vest in the Restricted Stock Units unless Participant has signed this Award Agreement or otherwise accepted the Restricted Stock Units following such procedures as established by the Company (including an online acceptance process).

PARTICIPANT Signature: Print Name: Address:	AMKOR TECHNOLOGY, INC. By: Title:

APPENDIX TO
AMKOR TECHNOLOGY, INC.
2021 EQUITY INCENTIVE PLAN
GLOBAL NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Non-Employee Director Restricted Stock Unit Award Agreement.

Terms and Conditions

This Appendix includes general terms and conditions for all non-U.S. Participants and additional terms and conditions that govern the Restricted Stock Units if Participant resides in one of the countries listed below. If Participant is a citizen or resident of a country other than the one in which Participant is currently residing (or is considered as such for local law purposes), or if Participant transfers residency to a different country after the Restricted Stock Units are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to Participant.

Notifications

This Appendix also includes information regarding certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2021. Such laws are often complex and change frequently. As a result, Participant should not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Restricted Stock Units vest or Participant sells any Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation. As a result, the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s individual situation.

If Participant is a citizen or resident of a country other than the one in which Participant is currently residing (or is considered as such for local law purposes), or if Participant transfers residency to a different country after the Restricted Stock Units are granted, the information contained in this Appendix may not be applicable to Participant in the same manner.

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GENERAL TERMS AND CONDITIONS APPLICABLE TO ALL NON-U.S. PARTICIPANTS

1.Data Privacy Information and Consent.

(a)Data Collection and Usage. The Company collects, processes and uses certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, nationality, job title, any shares or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.

(b)Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliates (“E*TRADE”), an independent service provider which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with E*TRADE and such other service providers, with such agreement being a condition to the ability to participate in the Plan.

(c)International Data Transfers. The Company and E*TRADE are based in the U.S., which means that it will be necessary for Data to be transferred to, and processed in, the U.S. Participant’s country or jurisdiction may have different data privacy laws and protections than the U.S. The Company’s legal basis for the transfer of Data, where required, is Participant’s consent.

(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond Participant's period as a Director. When the Company no longer needs Data for any of the above purposes, the Company will cease processing it in this context and remove it from all of its systems used for such purposes to the fullest extent practicable.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s status as a Director will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Restricted Stock Units or other equity awards to Participant under the Plan or administer or maintain such awards.

(f)Data Subject Rights. Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact the Company.

(g)Other Legal Basis and Additional Consent. Participant understands that the Company may rely on a different legal basis for the collection, processing or transfer of Data in the future and/or request Participant to provide another data privacy consent. If applicable, upon request of the Company, Participant will provide a separate executed data privacy agreement (or any other agreements or consents) that the Company may deem necessary to obtain from Participant for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such agreement requested by the Company.

2.Nature of Grant. By accepting the Restricted Stock Units, Participant acknowledges, understands, and agrees that:

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(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)all decisions with respect to future restricted stock unit or other grants, if any, will be at the sole discretion of the Company;

(d)Participant is voluntarily participating in the Plan;

(e)the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

(f)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Director;

(g)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(h)neither the Company nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the Restricted Stock Units or the subsequent sale of any Shares subject to the Restricted Stock Units.

3.Language. Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. If Participant has received this Award Agreement, or any other documents related to the Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4.Foreign Asset/Account, Exchange Control and Tax Reporting. Participant may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect Participant’s ability acquire or hold Restricted Stock Units, Shares or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Shares) in a brokerage/bank account outside Participant’s country. The Applicable Laws of Participant’s country may require that he or she report such Restricted Stock Units, Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to Participant’s country within a certain time period or according to certain procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with Applicable Laws.

ADDITIONAL TERMS AND CONDITIONS FOR CERTAIN COUNTRIES

TAIWAN

Notifications
Securities Law Information. The offer of participation in the Plan is available only for Service Providers. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. Participant may acquire and remit foreign currency (including funds for the purchase of Shares and proceeds from the sale of Shares) up to US $5,000,000 per year without justification. If the transaction amount is TWD 500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. If the transaction amount is US $500,000 or more in a single transaction, Participant must also provide supporting documentation to the satisfaction of the remitting bank.
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